ADT LIMITED
Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No 333-21425) and on Form S-8 (File No 33-38249) and on Form S-8 (File No 33-26970) and on Form S-8 (File No 333-03975) of ADT Limited of our report dated March 26, 1997, on our audits of the consolidated financial statements and the consolidated financial statement schedules of ADT Limited as at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


Coopers & Lybrand
Hamilton, Bermuda
March 26, 1997